Exhibit 99.1

KFX INC. ANNOUNCES FIRST QUARTER FISCAL 2006 FINANCIAL RESULTS

1st Unit Train On Target for This Spring

DENVER, April 26, 2006 -- KFx Inc. (Amex: KFX) today reported financial results for the first quarter of 2006.  The loss from operations for the first quarter of 2006 was $6.2 million or $0.09 per diluted share compared with $3.2 million or $0.05 per diluted share in the corresponding 2005 period.  Results for the first quarter of 2006 reflect higher general and administrative expenses due to non-cash equity based performance compensation and compensation expense recognized under SFAS 123(R) of $2.1 million as well as commissioning expenses related to the start-up of the Company’s Ft. Union K-Fuel™ plant and mine project.

Recent Developments

On April 4, 2006, the Company announced that its new 14,400 ton silo was operational at the Company’s Ft. Union K-Fuel™ facility.  Completion of the silo was required to meet railroad unit train loading requirements.  Before using the silo for load out of unit trains with K-Fuel™, the Company is testing the silo and material handling capabilities by running approximately 30,000 tons of unprocessed coal through the new silo for sale and shipment by unit trains to a customer.  Prior to resuming operations and shipments of unit trains, KFx personnel are conducting final inspections and modifications to the equipment and all sub-systems to insure that process, quality control systems and handling controls are in proper working order following the commissioning phase.

On April 3, 2006, the Company completed its previously announced acquisition of Buckeye Industrial Mining Co. from the Keller Group, Inc.  The total purchase price for the acquisition of Buckeye Industrial Mining Co. was $37.5 million, consisting of $35.0 million in cash and $2.5 million in KFx common stock.  Buckeye's primary business is to mine, process and market coal to power generating facilities and industrial users.  The acquisition of Buckeye continues KFx's strategy to transition from an energy technology company into an energy production company. The Company believes the acquisition will add value through access to Buckeye's established markets, infrastructure, distribution system and coal reserves. The benefits of the acquisition include operating cash flow and the addition of an experienced coal marketing and mining team.

On March 27, 2006 the Company reported that it received initial results from independently evaluated tests of K-Fuel™ at Black Hills Power’s 22-megawatt Neil Simpson I power plant located near Gillette, Wyoming.  After processing, the resulting K-Fuel™ met coal product specifications of approximately 10,200-11,100 Btu and 8-12% moisture.  The results, which were evaluated by an independent third party testing expert, showed excellent boiler performance and emissions

KFx Inc.ï55 Madison StreetïSuite 500ïDenver, Colorado 80206ïTel: (303) 293-2992ïFax: (303) 293-8430

Powder River Basin (“PRB”) coal.

Initial emissions stack testing by a third party indicated the following results for K-Fuel™ emissions as compared to the Neil Simpson I power plant’s baseline emission levels:

•	Sulfur Dioxide (SO2) emissions decreased by 35-40%
•	Nitrogen Oxide (NOx) emissions declined 14-22%
•	Mercury (Hg) emissions decreased by 70-75%

Results of Operations

General and Administrative:  Employee-related costs of $1.2 million constitutes the majority of the increase for general and administrative expenses in the first quarter 2006 compared to $0.9 million in employee-related costs in the first quarter 2005.  The increase was primarily attributable to the addition of staff to support plant operations, corporate functions as well as the additional staff resulting from the acquisition of the engineering firm in March 2005.  The Company also recognized non-cash expense for equity compensation in the amount of $2.1 million and $864,000, as a result of FAS 123(R) and performance based compensation, for the three months ended March 31, 2006 and 2005, respectively.

Mine and plant expenses:  Mine and plant costs were $1.7 million related to the commissioning of the Company’s Ft. Union K-Fuel™ plant and mine project for the three months ended March 31, 2006.  Mining costs are primarily comprised of hauling, exploration, reclamation obligation accretion expense, compliance with safety and health regulations, maintaining our pit roads and other costs necessary to maintain the open-pit coalmine site.  Plant costs are primarily comprised of employee and temporary personnel costs associated with the commissioning of our Ft. Union plant including salaries and related benefits, and other temporary personnel costs.  Plant costs also include utilities such as natural gas and electricity cost associated with the operation of the plant, engineering and other costs necessary for commissioning, property taxes, and miscellaneous expenses.

Research and Development:  Research and development costs in the first quarter of 2006 were $358,000 compared to $129,000 for the first quarter ended 2005.  The majority of the increase for the quarter can be attributed to increased testing of our proprietary technology at our Ft. Union plant as the Company nears completion of the commissioning phase.  As a direct result of the testing, the Company incurred $90,000 of incremental expense for the 2006 first quarter.

Depreciation and Amortization:  Depreciation and amortization expense was $224,000 for the first quarter compared to $196,000 for the 2005 first quarter.  The increase from 2005 is primarily attributable to new assets placed into service during 2006, including engineering assets acquired in March 2005.

Revenue:  Revenue for the first quarter of 2006 was $185,000 compared to $799,000 in the first quarter of 2005.  The majority of the decrease is attributed to the recognition of revenue of $768,000 on the $7.5 million up-front fee received in December 2004 from Cook Inlet Coal in our licensing segment.  To date we have completed all of our contractual deliverables for the licensing fee.  The next phase of revenue recognition for this license commences once Cook Inlet Coal LLC provides specific site information for the project.

In 2000 we entered into a licensing and royalty agreement with a third party.  During 2005, equipment relating to the licensing agreement was placed into service.  As a result of the equipment being placed into service and the receipt of cash in 2006, we recognized $150,000 of royalty revenue in the first quarter of 2006 in our licensing segment.

Other Income:  Other income was $1.1 million during the three months ended March 31, 2006 as compared to $413,000 for the same period ended in the prior year.  The majority of the increase is attributed to interest income, as the Company had higher average cash balances for the first quarter compared with the first quarter of 2005 due to the February 2006 equity offering.

Balance Sheet:  Our cash and marketable securities balance at the end of the 2006 first quarter was $156.3 million, including the proceeds of the $144.6 million equity offering completed in February 2006.  This figure compares to cash balances at year-end 2005 of $28.8 million.  At March 31, 2006 KFx had total working capital of $153.4 million and no long-term debt.

Ft. Union K-Fuel™ Plant and Mine Project Update

We anticipate placing our Fort Union plant into service during the second quarter of 2006.  The first unit train from our Ft. Union K-Fuel™ plant and KFx mine project in the PRB, in Gillette, Wyoming remains on target for this spring.

Conference Call

KFx will host a conference call tomorrow, Thursday, April 27 at 9:30 a.m. MDT (11:30 a.m. EDT) with investors, analysts and other interested parties.  Investors can access the conference call via a live webcast on the company’s website, www.kfx.com, or by dialing 1-888-344-1107 - Access code is 7279707 or KFx Inc. Conference Call.  Investors calling from international locations should dial 973-582-2859.

An on-line archive of the call will be available at www.kfx.com for thirty days.  Additionally, a replay of the call will be available by dialing 877-519-4471 (domestic) or 973-341-3080 (International), passcode 7279707, through May 15, 2006.

About KFx

KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally.  Our proprietary K-Fuel™ process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel.  A co-benefit of the K-Fuel™ process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

Please visit www.kfx.com for more information.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:	KFx Inc., Denver, CO
Analyst Contact: Andreas Vietor, 303-293-2992
or
Brainerd Communicators, Inc.
Media Contact: Brian Schaffer, 212-986-6667

KFX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005

	(in thousands)

Assets
Current assets:
Cash and cash equivalents	$149,284	$28,793
Marketable securities	6,993	—
Other current assets	1,218	964

Total current assets	157,495	29,757
Restricted cash	5,217	5,198
Construction in progress	80,953	71,612
Property and equipment, net of accumulated depreciation	4,726	4,679
Other assets	3,041	2,926

	$251,432	$114,172

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$183	$1,303
Accrued liabilities	3,716	8,365
Other current	179	179

Total current liabilities	4,078	9,847
Deferred revenue, less current portion	6,746	6,751
Asset retirement obligation	3,603	3,558
Deferred rent and other liabilities, less current portion	351	375

Total liabilities	14,778	20,531

Stockholders’ equity:
Total stockholders’ equity	236,654	93,641

	$251,432	$114,172

KFX INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,

	2006	2005

	(in thousands, except for per share amounts)

Operating revenues:
License revenue	$155	$768
Consulting and other	30	31

Total operating revenue	185	799

Operating expenses:
General and administrative expenses	5,147	3,773
Mine and Plant	1,734	—
Research and development	358	129
Depreciation and amortization	224	196
Cost of license and consulting revenue	60	312

Total operating expenses	7,523	4,410

Operating loss	(7,338)	(3,611)

Other income (expense):
Other income (expense), net	2	(12)
Interest income, net	1,108	413

Total other income	1,110	401

Net loss	$(6,228)	$(3,210)

Basic and diluted net loss per common share	$(0.09)	$(0.05)

Weighted-average common shares outstanding	72,873	65,147

KFX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,

	2006	2005

Operating activities:
Net loss	$(6,228)	$(3,210)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense to employees and others	2,087	1,101
Depreciation and amortization	224	196
Asset retirement obligation accretion	36	42
Other	4	(3)
Changes in operating assets and liabilities, net of assets acquired:
Accounts receivable from related party	—	750
Prepaids and other assets	(286)	224
Deferred revenue and other current obligations	(20)	(770)
Accounts payable and accrued expenses	(682)	(2,374)

Cash used in operating activities	(4,865)	(4,044)

Investing activities:
Purchases of plant construction in progress	(14,421)	(4,743)
Purchases of property and equipment	(239)	(14)
Purchases of marketable securities	(6,993)
Cash paid for acquisition, net of cash received	(167)	83
Restricted cash	(19)	—
Collections on notes receivable	78	90
Patent acquisition and pending patent applications	(27)	(22)

Cash used in investing activities	(21,788)	(4,606)

Financing Activities:
Proceeds from exercise of options and warrants	2,590	2,942
Proceeds from issuance of common stock, net	144,562	—
Payments capital leases and notes payable	(8)	(173)

Cash provided by financing activities	147,144	2,769
Increase (decrease) in cash and cash equivalents	120,491	(5,881)
Cash and cash equivalents, beginning of period	28,793	79,381

Cash and cash equivalents, end of period	$149,284	$73,500

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